Exhibit 2.1

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (this "Agreement"), dated as of May 6, 2008 (the “Effective Date”), by and between METRO ONE TELECOMMUNICATIONS, INC., an Oregon corporation ("Seller"), and GRAPE TECHNOLOGY GROUP, INC., a Delaware corporation ("Purchaser").

WHEREAS, Purchaser desires to purchase Seller’s patent portfolio and related assets, and Seller is willing to sell such patent portfolio to Purchaser, pursuant to the terms and conditions set forth herein;

NOW, THEREFORE in consideration of the premises and of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. DEFINITIONS

1.1 Defined Terms.

(a) “Action” means action, arbitration, claim, litigation, suit, investigation, inquiry or other proceeding.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(c) “Governmental Entity” means any U.S. federal, state, local, multinational or foreign government, legislative, executive, court, administrative, regulatory or other governmental body, agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral or similar tribunal.

(d) “Person” means any individual, entity, sole proprietorship, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, institution, public benefit corporation or a Governmental Entity (or any department, agency or political subdivision thereof).

(e) “Seller’s Knowledge” means the actual current knowledge of James F. Hensel, William Hergenhan and John Miller without investigation of any kind or nature.

ARTICLE II. PURCHASE AND SALE

2.1 Purchase and Sale. Seller hereby sells, assigns, transfers and conveys to Purchaser, Seller’s entire right, title and interest in, to and under:

(a) Any and all (i) patent rights embodied in issued patents, patent applications,

provisionals, divisions, continuations and continuations-in-part, reissues, utility models, inventors’ certificates and disclosures, re-examinations, re-issues, foreign counterparts, and abandoned patents owned or controlled by Seller on the Effective Date, including without limitation those U.S. and foreign patents and patent applications set forth in Exhibit A-1, (ii) trade secrets and proprietary information to the extent included in unpublished or abandoned applications owned or controlled by Seller; (iii) originals or copies of Letters Patent, prosecution histories (documents filed with or received from any patent office), and (iv) docketing information for all open and closed matters, all files and records (other than correspondence files and Seller’s patent counsel’s notes and other work product and other than one copy of item (i) above) including technical descriptions, inventor notes, memoranda and investigations, excluding the patents, patent applications and abandoned patents listed on Exhibit A-2 and items (i) through (iv) with respect to the items listed on Exhibit A-2 (collectively, the “Excluded Patents”). Items (i) – (iv), excluding the Excluded Patents, collectively the “Patents.” Seller and Purchaser agree that they have an identical legal interest in protecting, prosecuting and maintaining the Patents, Trademarks and the good will associated with the intellectual property assigned herein, and to the extent there is any material containing attorney client communications in the transferred files, the parties shall treat the material as such and intend not to waive any privilege contained therein.

(b) The trademarks listed on Exhibit A-3, together with the goodwill of the business appurtenant thereto or symbolized thereby and including domain names and logos that include the trademarks (the “Trademarks”).

(c) Any and all other rights, priorities and privileges provided under applicable U.S. federal, state, local, multinational or foreign, law, statute, directive, compact, treaty, protocol, convention or organization (“Applicable Law”) with respect to the Patents and the Trademarks (“Related Rights”).

(d) Any and all rights to bring an action at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Patents, the Trademarks and the Related Rights occurring prior to the Effective Date, including the right to receive all proceeds and damages therefrom (items (a) through (d), collectively, the “Assigned Rights”).

(e) Purchaser shall assume no direct or indirect liabilities, claims, guarantees, commitments, indebtedness or obligations, whether absolute, contingent, fixed or matured, in connection with the Assigned Rights or the transactions contemplated hereby that result from activities of the Seller or its ownership of the Patents, Trademarks and Excluded Patents prior to the Effective Date.

2.2 Further Assurances.

(a) By Seller. From and after the Effective Date, Seller shall (and shall cause its Affiliates and their respective attorneys and other representatives to) execute, acknowledge and deliver to Purchaser Exhibits B-1 and B-2 and all additional documents (including additional short-form assignments for all applicable countries and jurisdictions) reasonably requested by Purchaser, at Purchaser’s expense for all reasonable out-of-pocket costs but for no additional consideration, to validate, effectuate, perfect and record the assignment in Section 2.1. Seller hereby irrevocably appoints Purchaser (or its designee) its true and lawful attorney-in-fact, which shall be a right coupled with an interest, to execute such documents that Seller is unable or unwilling to do, in violation of its obligations in this Section 2.2(a). After the Effective Date, Seller shall endeavor in good faith to forward to Purchaser any correspondence, notices or other materials received by Seller and relating to the Patents, the Trademarks and other Assigned Rights.

(b) By Purchaser. From and after the Effective Date, Purchaser shall (and shall cause its Affiliates and their respective attorneys and other representatives to) provide reasonable access to Seller and its respective attorneys and other representatives to the documents and instruments assigned to Purchaser pursuant to Section 2.1 above should Seller request access thereto in order to investigate, prepare for or use such documents in defense of any Action against it; provided, however, that Purchaser need not provide such access to the extent that Purchaser is adverse to Seller in the Action and Purchaser’s outside counsel advises Purchaser that such access and disclosure to Seller would be materially prejudicial to Purchaser’s interests in the Action

ARTICLE III. CONSIDERATION

3.1 Purchase Price. The Purchase Price for the Assigned Rights is eight million U.S. dollars ($8,000,000), payable on the Effective Date by a wire transfer of immediately available funds to an account designated by Seller. Purchaser’s payment obligation is contingent upon its receipt on the Effective Date of an executed U.S. Patent Assignment and U.S. Trademark Assignment in the forms attached hereto as Exhibits B-1 and B-2 and Seller’s written direction to its patent counsel to permit Purchaser to pick up documents described in Section 2.1(a) from such patent counsel.

3.2 Taxes. Seller shall be solely responsible for all transfer taxes, stamp duties and any other taxes or monies payable to any Government Entity in connection with the assignment in Article II. Purchaser shall be solely responsible for all fees to record or that are otherwise incurred after the Effective Date.

ARTICLE IV. SELLER’S REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

(a) Due Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Oregon, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms.

(c) No Conflict. The execution, delivery and performance by Seller of this

Agreement and the transactions contemplated hereby does not and will not (a) violate any provision of any Applicable Law; (b) require any consent or approval of, or filing with or notice to, any Governmental Entity; (c) violate any provision of the certificate of incorporation or bylaws or other constituent documents of Seller; or (d) require any consent, approval or notice under, conflict with, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of or the performance by Seller under, or result in a loss of any benefit to which Seller is entitled under any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement, concession or other instrument (“Contract”) to which Seller is a party or by which Seller or any of its assets, are bound or encumbered the effect to which would be adverse either to the conveyance of the Assigned Rights to Purchaser or the use or enjoyment of the Assigned Rights by Purchaser after the Effective Date.

(d) Patents and Trademarks.

(i) The Patents are owned solely by Seller and are issued or applied for in the name of, or assigned solely to, Seller under the registration or application numbers and in the countries set forth in Exhibit A-1 hereto. All of such issued Patents are duly issued, and to Seller’s Knowledge, are subsisting, unexpired, and currently valid and enforceable, and all of such patent applications are duly filed and pending.

(ii) Exhibits A-1 and A-2 hereto include any and all patents and patent applications owned or controlled or abandoned by Seller or any of its Affiliates as of the Effective Date in every country or jurisdiction in the world. If at any time after the Effective Date, Seller or Purchaser discovers any patent, or patent application that was issued, pending or abandoned prior to the Effective Date and that was mistakenly omitted from Exhibit A-1, such party shall promptly notify the other party and the Seller shall take all actions and execute all documents, at no cost to Purchaser, to assign same to Purchaser and perfect and record such assignment.

(iii) All of the Assigned Rights (exclusive of the Trademarks, as to which Seller makes no representations or warranties) (1) are fully transferable to Purchaser, free and clear of all liens, security interests, claims, charges, options, encumbrances or other similar defects of title or interests of other Persons created by, through or under Seller, and, to Seller’s Knowledge, free and clear of co-owners and co-inventors, and (2) except for licenses granted to existing customers of Seller (each, an “Existing Customer”) in connection with Seller’s provision of services to such customer, all of which are listed on Exhibit C, and all of which licenses to every Existing Customer will be terminated within 6 months of the Effective Date (each, an “Existing Customer License”), are not the subject of or bound by any license, covenant, consent or other Contract granting rights therein or privileges or immunities with respect thereto.

(iv) Exclusive of the Trademarks, as to which Seller makes no representation or warranty, Seller has no obligation under any Contract to make payments to any other Person with respect to the other Assigned Rights. To Seller’s Knowledge, all of the actions with a Governmental Entity that are due within 90 days of the Effective Date to prosecute duly or maintain any of the Assigned Rights (other than the Trademarks, as to which Seller makes no representation or warranty) are set forth on Exhibit D.

(v) Except as set forth on Exhibit E and exclusive of the Trademarks, as to which Seller makes no representation or warranty, there is no pending, or to Seller’s Knowledge, threatened Action against Seller with respect to the other Assigned Rights .

4.2 Absence of Representation or Warranty. Except as provided in Section 4.1 above, , Seller (i) conveys the Assigned Rights and (ii) grants the License described in Section 7.1 to Purchaser hereunder “AS IS,” and Seller makes no representation or warranty, directly or indirectly, expressly or impliedly, that (a) any of the Assigned Rights are valid, useful, novel, non-obvious or enforceable or that any use or exploitation of any invention, process, application or other matter described in any Patent or other Assigned Rights will not infringe any other Person’s Patent(s) or other Assigned Rights, or (b) use or exercise of any rights pursuant to the License are valid or enforceable or that any use or exploitation of such rights pursuant to the License will not infringe any other Person’s rights.

ARTICLE V. PURCHASER’S REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

(a) Due Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms.

5.2 Absence of Representation or Warranty. Except as provided in Section 5.1, Purchaser grants the licensed rights described in Section 7.2 to Seller “AS IS,” and Purchaser makes no representation or warranty, directly or indirectly, expressly or impliedly, that any of such rights are valid or enforceable or that any use or exploitation of such rights will not infringe any other Person’s rights.

ARTICLE VI. INDEMNIFICATION

6.1. Indemnification by Purchaser. (a) Purchaser hereby agrees to indemnify, defend at its expense and hold harmless Seller and its officers, directors, employees, agents and representatives from and against any and all Actions and all related claims, losses and expenses (including consequential and special damages) (“Losses”) incurred by any of them as a result of (i) Purchaser’s breach of this Agreement or any representation, warranty, covenant or agreement herein; or (ii) Purchaser’s ownership and use of the Assigned Rights after the Effective Date, subject to and without limiting Purchaser’s representations, warranties and indemnity obligations herein.

6.2. Indemnification by Seller. (a) Seller hereby agrees to indemnify, defend at its expense and hold harmless Purchaser and its officers, directors, employees, agents and representatives from and against any and all Actions and all related Losses incurred by any of them as a result of (i) Seller’s breach of this Agreement or any Existing Customer License and/or any representation, warranty, covenant or agreement herein; or (ii) Seller’s ownership and use of the Assigned Rights prior to the Effective Date, subject to and without limiting Seller’s representations, warranties and indemnity obligations herein; provided that Seller will not be liable for any Losses, except to the extent that the aggregate amount of such Losses exceeds $500,000; provided, further, that the foregoing basket shall not apply to claims based on Seller’s failure to comply with the covenant in Section 2.2 and to Seller’s obligation in Section 4.1(d)(ii) to notify and assign mistakenly omitted patents and patent applications to Purchaser. To the extent that a claim is made based on Seller’s breach of its representation in Section 4.1 (d)(ii) , and the Seller complies with its obligations in Sections 4.1(d)(ii) and 2.2(a) with respect to such patent or application and causes such patent or application to be assigned to Purchaser, then the Seller shall have no indemnification obligations pursuant to this provision for Losses related to such delay in assignment. Notwithstanding any limitations set forth herein, Seller will be liable for any Losses resulting from its fraud.

6.3 Limitation of Liability. Subject to the following sentence, the aggregate liability of the Seller for all claims for indemnification made pursuant to Section 6.2 of this Agreement shall not exceed an amount equal to the Purchase Price (the "Cap"). Notwithstanding the foregoing, the Cap shall not apply to claims based on fraud.

6.4 Procedure. A party seeking indemnification under either Section 6.1 or 6.2 (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) promptly of any potential indemnifiable claim. The failure of the Indemnified Party to give timely notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent it is materially prejudiced thereby. The Indemnifying Party shall have sole control over the defense or settlement of any indemnified claim brought by a third party, provided that it shall not enter into any settlement that makes any admission on behalf of the Indemnified Party or consents to any injunction against the Indemnified Party without its prior written consent. The Indemnified Party may join in the defense of any indemnified claim with counsel of its choice at its own expense.

ARTICLE VII. LICENSES

7.1 License of Assigned Rights to Purchaser. Simultaneously with and contingent upon the conveyance of the Assigned Rights to Purchaser pursuant to this Agreement,

Seller grants to Purchaser and its parent, kgb, a Delaware corporation (formerly INFONXX, Inc.), and its parent’s subsidiaries (collectively, “Licensee”) a perpetual, world-wide, royalty-free, nonexclusive license under the Excluded Patents identified in Exhibit A-2, including all continuations, continuations-in-part, divisionals, reexaminations and/or reissues of the Excluded Patents identified in Exhibit A-2 (the “License”), to make, have made or use, in each instance, only for its internal purposes in connection with Licensee’s provision of services to its customers (and not for the sale, licensure or other conveyance to a third party). Licensee may sublicense the License to their vendors, suppliers, distributors, customers and end-users in connection with their exercise of the License for direct use by Licensee, but no such sublicensee shall directly or indirectly use or exercise any rights under the License with or for any Person other than Licensee in accordance with the License. This license shall be deemed a license to “intellectual property” for purposes of Section 365(n) of the U.S. Bankruptcy Code, and the parties intend that Purchaser have all of its rights and benefits thereunder.

7.2 Limited License for Directory Assistance to Seller. Simultaneously with and contingent upon the conveyance of the Assigned Rights to Purchaser pursuant to this Agreement, Purchaser grants to Seller a royalty-free, nonexclusive license to use and sublicense the Assigned Rights solely for the continued provision of the Seller’s historically provided directory assistance services to the Existing Customers from the Effective Date to the earlier of (a) 6 months from the Effective Date and (b) the termination of the respective Existing Customer License.

ARTICLE VIII. MISCELLANEOUS

8.1 Survival. The representations and warranties of the parties contained in this Agreement and in any agreement or other document to be delivered pursuant to this Agreement shall survive for two years after the Effective Date.

8.2 Fees and Expenses. Each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', fees.

8.3 Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by facsimile, as follows:

(a)	if to Seller, to:

Metro One Telecommunications, Inc.

11200 Murray Scholls Place

Beaverton, OR 97007

Attention: Chief Executive Officer

Facsimile No.: (503) 643-9600

With a copy to:

Miller Nash, LLP

3400 U.S. Bancorp Tower

111 S.W. Fifth Avenue

Portland, OR 97204-3699

Attn: David Post

Facsimile No: (503) 224-0155

(b)	if to Purchaser, to

Grape Technology Group, Inc.

c/o kgb (formerly InfoNXX, Inc.)

655 Madison Avenue, 21st Floor

New York, NY 10021

Attention: Global General Counsel

Facsimile No.: (212) 909-8284

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

8.4 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

8.5 Assignability. The assignment herein shall be deemed fully performed as of the Effective Date. Purchaser shall have the right to assign its rights under this Agreement in its discretion, in whole or in part, to any purchaser(s) or assignees(s) of any of the Assigned Rights; provided, however, that no assignment shall release Purchaser of any of its obligations to Seller under this Agreement. In the event of a permitted assignment, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the other parties indemnified in Article VI (or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7 Amendment; Waiver. Neither this Agreement nor any Exhibit attached hereto (except as provided in Section 4.1(d)(ii)) may be amended, nor any of its provisions waived, other than by a writing and signed by each party. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any other or subsequent breach.

8.8 Specific Performance. Purchaser and Seller each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party might not have an adequate remedy at law if this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

8.9 Construction. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same instrument.

8.11 Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute relating to this Agreement will be resolved solely in the state or federal courts located in Manhattan, New York City.

8.12 Severability. If any provision of this Agreement is held to be unenforceable in any country or jurisdiction, the other provisions shall not be affected thereby and the parties shall negotiate a substitute provision that furthers the intents and purposes of the invalid provision.

8.13 Confidentiality. The identity of each of Seller’s customers listed on Exhibit C is confidential and, for a period of 6 months from the Effective Date, shall not be disclosed by Purchaser, except as necessary in connection with the enforcement of the provisions of this Agreement and the rights acquired pursuant to this Agreement or as required by applicable laws.

8.14 Public Disclosure. In the event of any public disclosure of the transactions contemplated hereby, Seller shall refer to Purchaser as “kgb, formerly INFONXX, Inc.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

METRO ONE TELECOMMUNICATIONS, INC.

By:	/s/ James F. Hensel
Name: James F. Hensel
Title: CEO

GRAPE TECHNOLOGY GROUP, INC.

By:	/s/ Zachary C. Green
Name: Zachary C. Green
Title: Global General Counsel

List of Schedules

A. List of Patents, Patent Applications, Trademarks and Domain Names Conveyed and Excluded.

B. Form of Assignment of Patent and Assignment of Trademark

C. List of Company Directory Assistance Customers

D. 90-day Patent Docket

E. List of Letters Alleging Possible Patent Infringement

All schedules have been omitted. Copies will be furnished to the Securities and Exchange Commission supplementally upon request.